Exhibit 16.1

December 3, 2007

Mr. Bradley S. Wear
Chief Financial Officer
I-Trax, Inc.
4 Hillman Drive
Suite 130
Chadds Ford, PA 19317

Dear Mr. Wear:

Effective October 3, 2007, the partners of Goldstein Golub Kessler LLP (GGK), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement.  As a result of this transaction, the client-auditor relationship between I-Trax, Inc. (Commission File Number 001-31584) and GGK, independent registered public accounting firm, has ceased.

Sincerely,

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

cc:	PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561